Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports (1) dated February 17, 2006, with respect to the statutory-basis financial statements and schedules of Transamerica Occidental Life Insurance Company, and (2) dated March 17, 2006, with respect to the subaccounts of Transamerica Occidental Life Insurance Company Separate Account VUL-4, both included in Post-Effective Amendment No. 9 to the Registration Statement (Form N-6 No. 333-47406, 811-10167) and the related Statement of Additional Information of the Prospectus of Transamerica Occidental Life Separate Account VUL-4.








Los Angeles, California
April 27, 2006